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                                                             OMB APPROVAL
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                                                   OMB Number:         3235-0211
                                                   Expires:      August 31, 2011
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                                                   hours per response ...... 1.0
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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  FORM N-18F-1

                 NOTIFICATION OF ELECTION PURSUANT TO RULE 18f-1
                   UNDER THE INVESTMENT COMPANY ACT OF 1940.

                            NOTIFICATION OF ELECTION

          The undersigned registered open-end investment company hereby notifies the Securities and Exchange Commission that it elects to commit itself to pay in cash all redemptions by a shareholder of record provided by Rule 18f-1 under the Investment Company Act of 1940. It is understood that this election is irrevocable while such Rule is in effect unless the Commission by order upon application permits the withdrawal of this Notification of Election.

                                    SIGNATURE

          Pursuant to the requirements of Rule 18f-1 under the Investment Company Act of 1940, the registrant has caused this notification of election to be duly executed on its behalf in the city of Houston and the state of Texas on the 21st day of September, 2009.

                    Signature:  AIM EQUITY FUNDS on behalf of

                   AIM Capital Development Fund    AIM Disciplined Equity Fund
                         AIM Charter Fund        AIM Large Cap Basic Value Fund
                      AIM Constellation Fund        AIM Large Cap Growth Fund
                  AIM Diversified Dividend Fund          AIM Summit Fund


                                        By: /s/ John M. Zerr
                                            ------------------------------------
                                            (John M. Zerr)
                                            Senior Vice President
                                            (Title)


Attest: /s/ Melanie Ringold
        --------------------------------
        (Melanie Ringold)
        Assistant Secretary
        (Title)

     PERSONS WHO TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

SEC 1846 (10-03)